Exhibit 99.1
FOR IMMEDIATE RELEASE

TN-K ENERGY EXPANDS WITH FIRST NEW WELL IN TENNESSEE
AND ADDITIONAL LEASE HOLDINGS IN KENTUCKY

Crossville, TN -- (GlobeNewswire) - July 13, 2010 —TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that it has continued its expansion with the successful drilling of its first well on land leased in Tennessee in 2009. The Dishman Well #1 in Livingston, Tennessee was drilled to a total depth of 2,330 feet, with oil being struck in the Knox formation at 2,055 feet, 2,060 feet, 2,072 feet and 2,125 feet. TN-K Energy is now in the process of completing and testing the well.

The company further announced that it has increased its lease holdings by over 110 acres with two leases in Clinton County, Kentucky, including the McClellan lease which is approximately 18 acres and the Tompkins lease which is approximately 94 acres.  Mr. Ken Page, the company’s CEO, commented “I am very excited to now have production in both Tennessee and Kentucky.  It is also great to have expanded our lease holdings with such quality and highly potential leases.  The Tompkins lease is approx 3,000 feet from a well know as the Ferguson well which was drilled in the early 1990's and initially produced over 5,000 barrels a day at a depth of approximately 1,000 feet. The Tompkins lease has never been drilled and with these leases we have approximately 25 new additional well locations to be drilled.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the lack of commercial productivity from drilled wells, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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